Carrier Global Corporation
2020 Long-Term Incentive Plan

Special Addendum to the Restricted Stock Unit Award (Off-Cycle) Schedule of Terms

David Appel Off-Cycle Award

The below terms shall supersede the terms specified in the Restricted Stock Unit Award (Off Cycle) Schedule of Terms (January 1, 2020) for purposes of this special award:

Vesting. Restricted Stock Units (“RSUs”) will vest in accordance with the schedule set forth in the Award Agreement, subject to the Participant’s continued employment with the Company through each applicable vesting date. RSUs will be forfeited in the event of Termination of Service prior to the vesting date, except in certain earlier terminations involving Death, Disability, Retirement or Change-in-Control Termination.

Termination of Service *
The treatment of RSUs upon Termination of Service depends upon the reason for termination, as detailed in the following sections:

Retirement. It the Participant’s termination results from Retirement on or after two years of the grant date, unvested RSUs will vest and convert into shares of Common Stock to be delivered to the Participant as soon as administratively practicable thereafter. For this purpose, Retirement means termination of employment on or after age 65.

The Participant will not receive Retirement treatment with respect to any Award in the event of Involuntary Termination for Cause.

*The termination treatment for Involuntary Termination, Voluntary Termination, Disability, Death, Change-in-Control Termination and Specified Employees provisions under Termination of Service section of the Restricted Stock Unit Award (Off-Cycle) Schedule of Terms (January 1, 2020) shall remain applicable to this Award.